CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-15689, No. 333-42534, No. 333-65924, No. 333-162624 and No. 333-129698 for the Century Aluminum Company 1996 Stock Incentive Plan, Registration Statement No. 333-15671 for the Century Aluminum Company Non-Employee Directors Stock Option Plan (all on Forms S-8) and Registration Statement No. 333-143315 (on Form S-3), as amended, of our reports dated March 14, 2014, relating to the financial statements and financial statement schedule of Century Aluminum Company and subsidiaries, and the effectiveness of Century Aluminum Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 14, 2014